Exhibit 99.1

   ICN PHARMACEUTICALS CLOSES $400 MILLION CONVERTIBLE SUBORDINATED NOTES

NEW YORK, July 18 /PRNewswire/ -- ICN Pharmaceuticals, Inc. (NYSE: ICN), a research-focused global pharmaceutical company, announced today that is has closed its previously announced convertible subordinated notes offering and will receive $400 million in gross proceeds. To the extent the underwriter's over-allotment option is exercised, the company would receive additional gross proceeds.

The convertible subordinated notes are convertible into ICN Pharmaceutical common stock at a conversion price of approximately $34.25 per share (a 23% premium to the closing price of July 12, 2001) and have an interest rate of 6.5%. In the event of a spin off of Ribapharm Inc., as previously announced, converting note holders would, after the spin off, receive ICN Pharmaceuticals common stock and the number of shares of Ribapharm common stock the note holders would have received had the notes been converted.

ICN Pharmaceuticals intends to use the net proceeds from the sale of the notes for redemption of certain debt obligations, and general corporate purposes, including potential future acquisitions. Refinancing of ICN's existing debt is required for ICN's previously announced restructuring plan.

The notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, a limited number of institutional investors accredited within the meaning of Rule 501 (a) (1), (2), (3) or
(7) under the Securities Act of 1933, and to non-U.S. purchasers in offshore transactions in accordance with Regulation S under the Securities Act.

The securities offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in the Company's Form 10-K, 10-K/A, form 10-Qs and Form 8-Ks on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, market acceptance of and continuing demand for ICN's products and the impact of competitive products and pricing.

ICN is an innovative, research-focused global pharmaceutical company that manufactures markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its therapeutic focus is on anti-infectives, including anti-virals, dermatology and oncology.


SOURCE: ICN Pharmaceuticals, Inc.

CONTACT: investors, Joe Schepers, 212-754-4422, or media, Peter Murphy, 714-545-0100 ext. 3213, both of ICN Pharmaceuticals, Inc./